EXHIBIT 16.1

February 17, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.

Washington, D.C. 20549

Dear Sir or Madam,

We have read Item 4 included in the 8-K dated February 18, 2004, of Biocoral, Inc. regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,


/s/ Rogoff & Company, P.C.
Rogoff & Company, PC